EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for First Quarter of 2009

Newport, Rhode Island, April 24, 2009. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced first quarter earnings for 2009.   For the quarter ended March 31, 2009, the Company reported a net loss of $7,000, or $.00 per share (basic and diluted), compared to net income of $74,000, or $.02 per share (basic and diluted), for the quarter ended March 31, 2008.

During the first three months of 2009, the Company’s assets increased by $9.1 million, or 2.1%, to $441.4 million.  The asset growth was concentrated in net loans, which increased by $9.0 million, or 2.7%, and cash and due from banks, which increased by $1.4 million, or 21.5%, offset by a decrease in short-term investments and securities, which decreased by $1.5 million and $2.0 million, respectively.  The asset growth was funded by a $14.5 million, or 6.3%, increase in deposit balances, offset by a decrease in Federal Home Loan Bank borrowings by $2.6 million, or 1.8%.  The loan portfolio growth was primarily concentrated in residential real estate mortgages (an increase of $5.4 million or 2.7%), commercial real estate mortgages (an increase of $5.0 million or 5.4%), and construction loans (an increase of $1.1 million or 10.2%).

Deposit growth was focused in time deposit accounts (an increase of $6.7 million or 9.1%), money market accounts (an increase of $4.5 million or 11.4%) and NOW/Demand accounts (an increase of $3.5 million or 3.8%).  The increase in these accounts was partially offset by a slight decrease in savings accounts (a decrease of $117,000 or 0.5%).

Total stockholders’ equity at March 31, 2009 was $52.1 million compared to $54.3 million at December 31, 2008.  The decrease was primarily attributable to share buybacks under the Company’s stock repurchase plan and the net loss, offset by stock-based compensation credits.

Net interest income increased to $3.2 million for the quarter ended March 31, 2009 from $2.9 million for the quarter ended March 31, 2008, an increase of $307,000, or 10.8%.   The increase in net interest income was primarily due to the increase in interest earned on loans and securities, due to an increase in average interest-earning assets, partially offset by a decrease in the yield on such assets and increased expense from borrowings used to fund the asset growth.   The yield on interest-earning assets for the first three months of 2009 was 5.68%, compared to 6.07% for the first three months of 2008.  As a result of the low interest rate environment, the cost of interest-bearing liabilities decreased to 2.92% for the quarter ended March 31, 2009 from

3.40% for the quarter ended March 31, 2008.  The Company’s first quarter 2009 interest rate spread increased to 2.76% from 2.67% in 2008, up 9 basis points.

There were no non-performing assets at March 31, 2009 and December 31, 2008.   The loan loss provision for the three months ended March 31, 2009 was $186,000 compared to $111,000 for the three months ended March 31, 2008.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The provision increased during the first quarter of 2009, when compared to the first quarter of 2008, due to the growth and changes in the composition of the loan portfolio and changes in economic conditions.  Asset quality continues to remain strong.

Non-interest income for the first quarter of 2009 totaled $435,000, a decrease of $124,000, or 22.2%, compared to the first quarter of 2008.  The decrease between the two periods in non-interest income is primarily due to the $76,000 impairment charge for the Bank’s holding in the AMF Ultra Short Mortgage Fund and a $41,000 decrease in fees earned on checking accounts.  The AMF Ultra Short Mortgage Fund has invested in private-label mortgage-backed securities and U.S. Government Agency and government-sponsored agency securities. Although management believes it is possible that all principal and interest payments will be received, general market concerns over these and similar types of securities has caused the fair value to decline severely enough to warrant the other-than-temporary impairment charge.  Given the significant uncertainty and illiquidity in the markets for such securities, management cannot be certain that future impairment charges will not be required against this investment, which had a remaining book value (net of impairment charges) of $1.9 million at March 31, 2009.

Total non-interest expenses increased to $3.4 million for the quarter ended March 31, 2009 from $3.1 million for the quarter ended March 31, 2008, an increase of 8.0%.  The increase between periods is attributable to an overall increase in occupancy and equipment expense, data processing fees, marketing costs and other administrative and operating costs, offset by a decrease in salaries and employee benefits.  A majority of the increases in the non-interest expenses are due to the opening of a new branch location during the first quarter of 2009 compared to the same period in 2008. The decrease in salaries and benefits is primarily due to the reduction in the stock-based compensation expense associated with option grants and restricted stock awards.  The accelerated method, allowed by SFAS No. 123R, was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the first quarter of 2008 when compared to the same period of 2009.

The other-than temporary impairment charge of $76,000 is not a tax deductible expense, therefore the Company incurred a higher effective tax rate in the first quarter of 2009 than compared to the first three months of 2008.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.

Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

ASSETS
	March 31, 2009	December 31, 2008
	(Unaudited)
	(Dollars in thousands, except per share data)

Cash and due from banks	$8,053	$6,628
Short-term investments	1,503	3,037
Cash and cash equivalents	9,556	9,665

Securities available for sale, at fair value	6,331	6,390
Securities held to maturity, at amortized cost	50,188	52,162
Federal Home Loan Bank stock, at cost	5,730	5,556

Loans	345,049	335,953
Allowance for loan losses	(3,060)	(2,924)
Loans, net	341,989	333,029

Premises and equipment, net	12,617	10,722
Accrued interest receivable	1,436	1,429
Net deferred tax asset	2,468	2,342
Bank-owned life insurance	10,019	9,918
Other assets	1,084	1,122
Total assets	$441,418	$432,335

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$243,635	$229,123
Short-term borrowings	-	4,000
Long-term borrowings	142,798	141,438
Accrued expenses and other liabilities	2,909	3,461
Total liabilities	389,342	378,022

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,583	50,438
Retained earnings	16,317	16,324
Unearned compensation (461,816 and 468,320 shares at March 31, 2009 and December 31, 2008, respectively)	(4,072)	(4,294)
Treasury stock, at cost (881,305 and 655,935 shares at March 31, 2009 and December 31, 2008, respectively)	(10,541)	(7,943)
Accumulated other comprehensive loss	(260)	(261)
Total stockholders’ equity	52,076	54,313
Total liabilities and stockholders’ equity	$441,418	$432,335

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans	$4,984	$4,632
Securities	731	491
Federal Home Loan Bank stock	-	58
Other interest-earning assets	3	40
Total interest and dividend income	5,718	5,221

Interest expense:
Deposits	1,207	1,189
Short-term borrowings	8	28
Long-term borrowings	1,344	1,152
Total interest expense	2,559	2,369

Net interest income	3,159	2,852
Provision for loan losses	186	111

Net interest income, after provision for loan losses	2,973	2,741

Non-interest income:
Customer service fees	392	433
Impairment loss on securities available for sale	(76)	-
Bank-owned life insurance	101	101
Miscellaneous	18	25
Total non-interest income	435	559

Non-interest expenses:
Salaries and employee benefits	1,951	2,005
Occupancy and equipment	415	332
Data processing	352	262
Professional fees	116	113
Marketing	267	225
Other general and administrative	269	183
Total non-interest expenses	3,370	3,120

Income before income taxes	38	180

Provision for income taxes	45	106

Net income (loss)	$(7)	$74

Weighted-average shares outstanding:
Basic	3,817,342	4,282,128
Diluted	3,817,342	4,282,128

Earnings per share:
Basic	$.00	$.02
Diluted	$.00	$.02